Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement Numbers 33-89692, 33-53852 and 33-67644 of Danskin, Inc. and Subsidiaries on Form S-8 of our report dated March 14, 1997 [except for Note 11 for which the date is March 27, 1997] appearing in and incorporated by reference in this Annual Report on Form 10-K of Danskin, Inc. and Subsidiaries for the year ended December 27, 1997.

DELOITTE & TOUCHE LLP
New York, New York

March 27, 1998